Exhibit 10.2
SEPARATION AGREEMENT AND RELEASE
THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into by and between Centene Corporation (the “Company”) and Jeffrey Schwaneke (“Executive”), dated September 26, 2021. The Company and Executive may be referred to herein individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, the Company and Executive are parties to an Executive Severance and Change in Control Agreement, dated as of January 1, 2012 (as amended, the “Executive Severance Agreement”);
WHEREAS, the Parties have mutually agreed that Executive will resign and step down from his position as Executive Vice President – HealthCare Enterprises and employment with Centene Management Company, effective September 22, 2021 (the “Separation Date”); and
WHEREAS, the Parties wish to enter into the arrangement set forth exclusively in this Agreement.
NOW, THEREFORE, in consideration of the promises and the releases, representations, covenants and obligations herein contained, the Company and Executive, intending to be legally bound, hereby agree as follows:
1.Separation. Executive acknowledges that he and the Company mutually agreed that, as of the Separation Date, Executive will no longer serve in any and all positions he holds with the Company and its subsidiaries (including Executive Vice President – HealthCare Enterprises), and Executive agrees to execute any additional documents required by the Company to effectuate such agreement. Other than as expressly provided in this Agreement, Executive shall not be entitled to any further salary, bonuses, wages, benefits, retirement benefits, insurance, or other compensation or benefits of any type from the Company, its subsidiaries or its affiliates as of the Separation Date.
2.Payments and Benefits.
(a)Regardless of whether Executive executes this Agreement, the Company shall provide Executive with (i) his monthly base pay through the Separation Date in accordance with the Company’s usual payroll practices, less applicable withholdings and deductions, (ii) reimbursement of any business expenses incurred prior to the Separation Date in compliance with the policies and procedures of the Company and (iii) any vested benefits under qualified retirement and welfare benefit plans.
(b)Provided that this Agreement becomes effective pursuant to its terms and Executive remains in compliance with this Agreement at all times and Executive elects to continue healthcare (including medical and dental) coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), as set forth in Section 3(c) of the Executive Severance Agreement, Executive will only be responsible to pay the amount of the monthly premium equal to the amount charged to similar active employees for similar coverage, rather than the full COBRA premium amount, and the Company shall pay the remainder of the

COBRA premium amount, in accordance with the terms and conditions of COBRA, for a period of twelve (12) months following the date of this Agreement.
(c)Provided that Executive remains in compliance with this Agreement at all times and executes and delivers the Supplemental Release of Claims attached hereto as Appendix A (the “Supplemental Release”) on or within twenty-one (21) days following Executive’s receipt of this Agreement and the Supplemental Release (i.e., on or before October 17, 2021) and does not timely revoke his consent to the Supplemental Release, the Company shall provide Executive with (i) an amount equal to twelve (12) months of Executive’s current base salary, as set forth in Section 3(a) of the Executive Severance Agreement, and (ii) an additional lump-sum cash payment in the amount of $3,000,000 (collectively, the “Supplemental Release Payments”). The Supplemental Release Payments shall be paid to Executive on or before the Company’s second regularly scheduled payroll date following the Second Release Effective Date (as defined Appendix A), less applicable withholdings and deductions.
(d)Executive hereby acknowledges and agrees that (i) except as set forth in Section 2(a)-2(c) of this Agreement, Executive shall not be eligible to receive any compensation or benefits, including, without limitation, the severance payments and benefits provided under Sections 3(b), (d) and (e) of the Executive Severance Agreement, (ii) Executive’s termination of employment effective as of the Separation Date shall not constitute a “Qualifying Retirement” or “Retirement” (or any similar term) for purposes of any award outstanding under the 2021 Stock Incentive Plan or the Long-Term Incentive Plan, each as amended (collectively, the “Company LTI Plans”), and (iii) each outstanding and unvested award under the Company LTI Plans shall be forfeited effective as of the Separation Date.
(e)The Company shall cause Centene Management Company to process any amounts payable under this Agreement as necessary.
3.Responsibility for Taxes. Executive shall be solely responsible for the reporting and payment of any federal, state and/or local income or employment taxes and/or any other withholdings, if any, on all compensation and benefits provided to Executive under this Agreement, except for the amounts actually withheld by the Company in compliance with this Agreement. Executive shall indemnify, hold harmless and defend the Company, its officers, directors and shareholders from any and all taxes, penalties, interest, claims, costs and fees (including attorneys’ fees and costs), damages or actions based upon or arising out of or related to the foregoing.
4.Release.
(a)Executive, for and on behalf of himself and his executors, administrators, successors and assigns, hereby irrevocably and unconditionally release the Company, together with its parents, subsidiaries, co-venturers and affiliates (including, but not limited to, Centene Management Company), and each of their respective predecessors, successors and assigns, and all of those entities’ current and former partners, shareholders, members, owners, heirs, assigns, employees, agents, officers, directors, attorneys, and insurers, but only in their capacities as such (collectively, “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”)

which Executive or his heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which Executive signs this Agreement, including, but not limited to, any such Claims (A) relating in any way to Executive’s employment relationship with the Company, Centene Management Company or any other Releasees, and (B) arising under any federal, local or state statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the Missouri Human Rights Act, the Missouri Service Letter statute, the Missouri Minimum Wage Law, the Missouri Wage Payment Law, all as amended and including all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and Executive, including, but not limited to, the Executive Severance Agreement and the Company LTI Plans; provided, however, that notwithstanding the foregoing, nothing contained in this Section 4 shall in any way diminish or impair: (I) any rights Executive may have to vested benefits under qualified retirement and welfare benefit plans; (II) Executive’s ability to bring proceedings to enforce this Agreement; or (III) any Claims Executive may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits.
(b)Executive acknowledges and agrees that the Company and the Releasees have fully satisfied any and all obligations owed to Executive arising out of or relating to Executive’s employment with the Company, Centene Management Company or any of the Releasees, and no further sums, payments or benefits are owed to Executive by the Company or any of the Releasees arising out of or relating to Executive’s employment with the Company, Centene Management Company or any of the Releasees, except as expressly provided in Section 2 of this Agreement.
5.Continuing Obligations. Executive acknowledges and agrees that the covenants in Section 8 of the Executive Severance Agreement and the restrictive covenants in awards granted to Executive under the Company LTI Plans shall apply and remain in full force and effect and shall survive the execution, delivery and performance of this Agreement (the “Continuing Obligations”).
6.Cooperation. Executive agrees to cooperate voluntarily and fully with the Company regarding any actual or threatened litigation or internal or external review or inquiry or investigation involving the Company or its affiliates. Executive further agrees that Executive will cooperate with the Company and its affiliates and provide the Company or its affiliates with truthful information regarding the work that Executive has done for the Company or its affiliates, including the location and contents of all files, including electronic files, relating to such work. Executive’s cooperation in connection shall include, but not be limited to, the following: (a) being available to meet and speak with officers or employees of the Company, their counsel or any third-parties at the request of the Company at reasonable times and locations to be determined by the Company, without unreasonably interfering with any of Executive’s then-current work responsibilities; (b) giving accurate and truthful information at any interviews and in response to any written inquiries and giving accurate and truthful testimony; (c) producing documents or information, including electronic documents or information, in Executive’s possession or control, as instructed by the Company or its counsel; (d) executing accurate and truthful documents; and (e) taking such other actions as may reasonably be requested by the Company or its counsel to effectuate the foregoing. The Parties expressly represent and agree that the payments made or to be made by the Company to Executive are not conditioned upon or related to the substance of any testimony or information provided by Executive pursuant to the foregoing nor are they intended to prohibit or discourage Executive from providing information to any government agency. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with Executive’s compliance with this Section 6.
7.Permitted Disclosures.
(a)Pursuant to 18 U.S.C. § 1833(b), Executive hereby acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he or she may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement by and between the Company and Executive is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.
(b)Further, nothing in this Agreement or any other agreement by and between the Company and Executive shall prohibit or restrict Executive from (i) voluntarily communicating with an attorney retained by Executive, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, or a state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Executive first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled.
8.Return of Property. Within two (2) days following the execution of this Agreement, Executive shall return to the Company all property of the Company in Executive’s possession, custody or control, including, without limitation, any and all materials and equipment supplied by the Company, such as credit cards, computers, phones, tablets, other electronic equipment and keys, and any and all documents, contracts, agreements, plans, books, notes, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, including, without limitation, any such documents or other materials which contain confidential information, and any copies of any of the foregoing. To the extent Executive has any of the foregoing property of the Company in Executive’s possession, custody or control in electronic form (for example, in Executive’s personal cloud storage or email account or on a personal computer), Executive shall identify such documents to the Company, deliver identical copies of such documents to the Company (if the Company so requested), and follow the Company’s instructions regarding the permanent deletion or retention of such documents. The property that must be returned to the Company pursuant to this Section 8 must be returned whether in Executive’s possession, work area, home, vehicle or in the wrongful possession of any third party with Executive’s knowledge or acquiescence, and whether prepared by Executive or any other person or entity.
9.Repayment. Upon Executive’s material breach of this Agreement, the Company may, in its sole discretion, require Executive to repay to the Company the pre-tax amount of any payments previously received by Executive pursuant to Section 2(b) and (c) of this Agreement.
10.No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by Executive or any of the Releasees. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
11.Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, shall be deemed to be an original and both counterparts, taken together, shall constitute one and the same Agreement. A faxed or .pdf-ed signature shall operate the same as an original signature.
12.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. Executive may not assign his duties or obligations under this Agreement.
13.Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
14.Section 409A. The intent of Executive and the Company is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and authoritative guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt from or in compliance therewith, as applicable. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind remuneration provided to Executive) during any one (1) year may not affect amounts reimbursable or provided in any subsequent year. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described herein that are due within the “short term deferral period” within the meaning of Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to comply with the requirements of Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For such purposes, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In no event shall the timing of Executive’s execution of a release result, directly or indirectly, in Executive designating the calendar year of any payment hereunder, and, to the extent required by Section 409A, if a payment hereunder that is subject to execution of a release could be made in more than one (1) taxable year, payment shall be made in the later taxable year. The Company makes no representation that any or all of the payments or benefits to be provided pursuant to this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment or benefit. Executive shall be solely responsible for the payment of any taxes or penalties incurred under Section 409A.
15.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri and all disputes or actions to enforce this Agreement will be brought and heard in the state and federal courts with jurisdiction over matters in St. Louis County.
16.Entire Agreement/No Oral Modifications. This Agreement, together with Section 8 of the Executive Severance Agreement and the restrictive covenants in awards granted to Executive under the Company LTI Plans, sets forth the entire understanding between the Company and Executive, and supersedes all prior agreements, representations, discussions and understandings concerning the subject matter addressed herein. The Company and Executive represent that, in executing this Agreement, each Party has not relied upon any representation or statement made by the other Party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.
* * *

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first above written.

Centene Corporation	Jeffrey Schwaneke

By: /s/ Christopher A. Koster Name: Christopher A. Koster Title: Senior Vice President, Secretary and General Counsel	/s/ Jeffrey Schwaneke Jeffrey Schwaneke

APPENDIX A
SUPPLEMENTAL RELEASE OF CLAIMS
1.Release.
(a)For good and valuable consideration, including Centene Corporation’s (the “Company”) providing of a certain payment to Jeffrey Schwaneke (“Executive”) in accordance with Section 2(c) of the Separation Agreement and Release between Executive and the Company, dated September 26, 2021 (the “Separation Agreement”), Executive, for and on behalf of himself and his executors, administrators, successors and assigns, hereby irrevocably and unconditionally release the Company, together with its parents, subsidiaries, co-venturers and affiliates (including, but not limited to, Centene Management Company), and each of their respective predecessors, successors and assigns, and all of those entities’ current and former partners, shareholders, members, owners, heirs, assigns, employees, agents, officers, directors, attorneys, and insurers, but only in their capacities as such (collectively, “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or his heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which Executive signs this Agreement, including, but not limited to, any such Claims (A) relating in any way to Executive’s employment relationship with the Company, Centene Management Company or any other Releasees, and (B) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the Missouri Human Rights Act, the Missouri Service Letter statute, the Missouri Minimum Wage Law, the Missouri Wage Payment Law, all as amended and including all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and Executive, including, but not limited to, the Executive Severance Agreement and the Company LTI Plans; provided, however, that notwithstanding the foregoing, nothing contained in this Section 1 shall in any way diminish or impair: (I) any rights Executive may have to vested benefits under qualified retirement and welfare benefit plans; (II) Executive’s ability to bring proceedings to enforce this Agreement; or (III) any Claims Executive may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits.
(b)Executive acknowledges and agrees that the Company and the Releasees have fully satisfied any and all obligations owed to Executive arising out of or relating to Executive’s employment with the Company, Centene Management Company or any of the Releasees, and no further sums, payments or benefits are owed to Executive by the Company or any of the Releasees arising out of or relating to Executive’s employment with the Company, Centene Management Company or any of the Releasees, except as expressly provided in Section 2 of the Separation Agreement.
2.Review and Revocation Period.
(a)Executive acknowledges that (i) the Company has advised Executive to consult with an attorney of Executive’s own choosing before signing this Supplemental Release, (ii) Executive has been given the opportunity to seek the advice of counsel, (iii) Executive obtained the advice of counsel, (iv) Executive has carefully read and fully understands all of the provisions of this Supplemental Release, (v) the release provided herein specifically applies to any rights or claims Executive may have against the Releasees pursuant to the ADEA, (vi) Executive is entering into this Supplemental Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive is not otherwise entitled, including the payment set forth in Section 2(c) of the Separation Agreement, and (vii) Executive has the full power, capacity and authority to enter into this Supplemental Release.
(b)Executive understands and agrees that Executive has twenty-one (21) days following Executive’s receipt of the Separation Agreement and this Supplemental Release to review this Supplemental Release and its terms and to reflect upon them and consider whether Executive wants to sign it, although Executive may sign it sooner. Executive understands and agrees that Executive may accept this Supplemental Release by signing and returning it no later than October 17, 2021 to David E. Schwartz, Partner, Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001 or by e-mail at david.schwartz@skadden.com.
(c)Notwithstanding the initial effectiveness of this Supplemental Release, Executive may revoke the execution and delivery (and therefore the effectiveness) of this Supplemental Release within the seven day period beginning on the date Executive executes and delivers it to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to Company before 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.
(d)In the event of such revocation by Executive, this Supplemental Release shall be of no force or effect, and Executive shall not have any rights and the Company shall not have any obligations under Section 2(c) of the Separation Agreement. Provided that Executive does not revoke his consent to this Supplemental Release within the Release Revocation Period, this Supplemental Release shall become effective on the eighth (8th) calendar day after the date upon which he executes this Supplemental Release (the “Supplemental Release Effective Date”).

/s/ Jeffrey Schwaneke
Jeffrey Schwaneke

Date: 9/26/21
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